Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Announces Acceptance of Compliance Plan by NYSE Regulation

OLD BRIDGE, NJ / September 2, 2020 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) today announced that it has received notice from NYSE Regulation that it has accepted the Company’s plan to regain compliance with the NYSE American LLC (“NYSE American”) continuing listing standard provided in Section 1003(a)(iii) of the NYSE American Company Guide (“Section 1003(a)(iii)”).

As previously disclosed, on June 10, 2020, the Company received notification (the “Non-Compliance Notice”) from NYSE American that the Company was not in compliance with Section 1003(a)(iii). That section applies if the reported stockholders’ equity of the listed company is less than $6 million and the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Non-Compliance Notice indicated that the Company reported stockholders’ equity of $5.4 million as of March 31, 2020 and reported losses from continuing operations and/or net losses in each of its five most recent fiscal years ended December 31, 2019, resulting in the Company failing to comply with the continued listing standard. As a result, the Company was required to submit a plan to NYSE American by July 10, 2020 addressing how the Company intends to regain compliance with Section 1003(a)(iii) by December 10, 2021. In accordance with NYSE American’s policies and procedures, the Company submitted its plan of compliance prior to the deadline.

On August 27, 2020, the Company received notice from NYSE Regulation that it had accepted the Company’s plan to regain compliance with Section 1003(a)(iii) and granted a plan period through December 10, 2021. The listing of the Company’s common stock on NYSE American is being continued during the plan period pursuant to an extension. In addition, during the plan period the Company will be subject to periodic review by NYSE Regulation staff, including quarterly monitoring, to determine if it is making progress consistent with the plan. If the Company is not in compliance with the continued listing standards by December 10, 2021, or if the Company does not make sufficient progress consistent with its plan, NYSE Regulation staff will initiate delisting proceedings as appropriate. If that were to occur, the Company would have the right to appeal any delisting determination.

The Company can provide no assurances that it will be able to make progress with respect to its plan that NYSE Regulation will determine to be satisfactory, that it will regain compliance with Section 1003(a)(iii) on or before the expiration of the plan period, or that developments and events occurring subsequent to the Company’s formulation of the compliance plan or its acceptance by NYSE Regulation will not adversely affect the Company’s ability to make sufficient progress and/or regain compliance with Section 1003(a)(iii) on or before the expiration of the plan period or result in the Company’s failure to be in compliance with other NYSE American continued listing standards.

Receipt of the notice from NYSE Regulation accepting the Company’s plan does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission, and the Company’s common stock will continue to be listed and traded on NYSE American, subject to periodic review by NYSE Regulation.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com